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                                  PRESS RELEASE


CONTACT:     Robert S. Koebele
             Vice President, Finance
             SBARRO, INC.
             (516) 864-0203


                        SUMMARY: SBARRO, INC. announces termination of negotiations with the Sbarro Family regarding the proposed acquisition of all public shares; will explore strategic alternatives; suspension of dividends continued.


FOR IMMEDIATE RELEASE

Commack, L.I., New York ........................................   June 17, 1998

            Sbarro, Inc. (listed New York Stock Exchange "SBA") announced that negotiations regarding a proposal by the Sbarro Family for the acquisition of all shares of the Company not owned by them have been terminated. The Company reported that agreement concerning the terms of the proposed transaction could not be reached by the Sbarro Family with the Special Committee of the Board of Directors appointed to negotiate the proposed transaction.

            The Company stated that it and its investment banker will explore various strategic alternatives for the benefit of all shareholders.

            The Company also announced that it was continuing the suspension of dividends, stating that its Board of Directors will evaluate the declaration of future dividends in light of circumstances as they exist at the time.

            The Company further announced that it intends to reschedule its Annual Meeting of Shareholders to on or about August 19, 1998.

            The Company develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At April 19, 1998, there were 871 Sbarro restaurants in operation, 628 of which were Company-owned and 243 of which were franchised.